Exhibit 99.1

NuPathe Announces Second Quarter 2012 Financial Results and Operational Highlights

Migraine Patch NDA Resubmission Accepted for Filing by FDA

PDUFA Date of January 17, 2013

CONSHOHOCKEN, PA — August 14, 2012 — NuPathe Inc. (NASDAQ: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announced financial results for the quarter ended June 30, 2012, and recent operational highlights.

“As a result of the tremendous effort of our team in addressing the issues contained in the Complete Response Letter for NP101 and in resubmitting the NDA last month, we believe we have developed a more compelling product for migraine sufferers,” said Armando Anido, chief executive officer of NuPathe. “As we anticipate launch in 2013, we believe the migraine patch will be a valuable treatment option for the more than eight million migraine patients who frequently experience migraine-related nausea and vomiting along with their headache pain.”

Recent Highlights

•                  In July, NuPathe’s New Drug Application (NDA) resubmission for its migraine patch (NP101) was accepted for filing by the U.S. Food and Drug Administration (FDA) and received a Prescription Drug User Fee Act (PDUFA) date of January 17, 2013, which is the target date for the FDA to complete its review of the NDA.

•                  In July, Armando Anido was appointed chief executive officer and a member of NuPathe’s board of directors. Mr. Anido has more than 30 years of executive, operational and commercial leadership experience in the biopharmaceutical industry. Most recently, he served as president and CEO of Auxilium Pharmaceuticals (NASDAQ: AUXL), where under his leadership, sales grew from

$42 million in 2005 to more than $260 million in 2011 and market capitalization increased from $200 million to more than $900 million.

•                  On August 13, 2012, the Company entered into an amendment to its term loan facility to temporarily reduce the minimum unrestricted cash balance that the Company is required to maintain from $3.0 million to $1.0 million.

•                  In June, NuPathe presented data on its migraine patch at the 54th Annual Scientific Meeting of the American Headache Society (AHS). Data presented showed that in a 12-month, repeat use, open label study involving 7,665 patch applications, NP101 was well-tolerated with an adverse event profile similar to previous NP101 studies and that in a Phase I, single center, open label, randomized, single-dose, two-way pharmacokinetic crossover study, the addition of heat applied to NP101 for the four-hour application time does not increase drug exposure.

•                  In April, the United States Patent and Trademark Office (USPTO) issued U.S. Patent No. 8,155,737 entitled “Pharmacokinetics of Iontophoretic Sumatriptan Administration.” This patent, which expires in April 2027, is expected to provide additional patent protection for NP101.

•                  In July, the USPTO issued U.S. Patent No. 8,221,778 entitled “Drug Containing Implants and Methods of Use Thereof” and also issued a Notice of Allowance for U.S. Patent Application 11/195,845, a related application that has the same title. These patents, which expire in November 2027 and (once issued) December 2027, respectively, are expected to provide patent protection for NP202, NuPathe’s long-term biodegradable risperidone implant for the treatment of schizophrenia and bipolar disorder.

Second Quarter 2012 Financial Results

NuPathe reported a net loss of $6.2 million for the second quarter of 2012, compared with a net loss of $6.5 million for the second quarter of 2011.

Research and development expenses were $3.4 million in the second quarter of 2012, compared with $3.7 million in the second quarter of 2011. The decrease in 2012 was attributable to higher CMC expenses in 2011 related to the purchase and manufacture of supplies for NP101, as well as reduced spending in 2012 related to NP201 and NP202. These fluctuations were partially offset by additional 2012 expenses incurred for the response to the Complete Response Letter (CRL) received from the FDA in August 2011. Selling, general and administrative expenses were $2.4 million in the second quarter of 2012, compared with $2.5 million for the same period in 2011.

Net cash used in operating activities for the six months ended June 30, 2012, was $11.0 million, primarily the result of spending for normal operating activities, activities to address questions raised in the CRL and the continued development of NP101. During the six months ended June 30, 2012, NuPathe used $0.3 million of cash in investing activities as well as $4.3 million of cash for financing activities related to contractual debt repayments.

As of June 30, 2012, NuPathe had $7.5 million in cash and cash equivalents and a working capital deficit of $4.9 million, compared with $23.1 million in cash and cash equivalents and $11.0 million of working capital as of December 31, 2011. Management estimates that the Company’s cash and cash equivalents as of June 30, 2012, of which $1.0 million is currently required to be maintained under the terms of its amended term loan facility, will be sufficient to fund debt service and interest obligations and continue operations until the end of the third quarter of 2012. Additional capital is needed by the Company to fund its capital requirements and continue operations beyond that point. To meet its capital needs, NuPathe is considering multiple alternatives, including, but not limited to, additional equity financings, debt financings, corporate collaboration and licensing agreements and other funding transactions. There can be no assurance that NuPathe will be able to complete any such transaction on acceptable terms or otherwise.

Company to Host Conference Call

NuPathe will host a conference call today, August 14, 2012, at 8:30 a.m. EDT to discuss the Company’s financial results for the quarter ended June 30, 2012, and recent operational highlights. A question and answer session will follow NuPathe’s remarks. To participate on the live call, please dial 800-753-0420 (domestic) or +1-913-312-0382 (international), and provide the participant passcode 9424985, approximately 10 minutes ahead of the start of the call. A replay of the call will be available for 90 days within a few hours after the call ends and can be accessed by dialing 888-203-1112 (domestic) or +1-719-457-0820 (international), with the passcode 9424985.

A live audio webcast of the call will be available via the “Investor Relations” page of the NuPathe website, www.nupathe.com. Please log on through NuPathe’s website approximately 10 minutes prior to the scheduled start time. A replay of the webcast will also be archived on the Company’s website for 90 days following the call.

About the Migraine Patch (NP101)

NP101 is an active, single-use, transdermal patch in development for the treatment of migraine. If approved, it will be the first transdermal patch for the treatment of migraine. The patch actively delivers sumatriptan, the most widely prescribed migraine medication. In three clinical trials involving more than 10,000 applications, NP101 offered patients fast onset and sustained relief of debilitating migraine symptoms including headache pain and migraine-related nausea (MRN) and vomiting. Because NP101 delivers sumatriptan transdermally, it may be an attractive treatment option for many frequent MRN sufferers and those patients who experience gastroparesis, a slowing of gastric absorption. The patch utilizes SmartRelief™, NuPathe’s proprietary transdermal delivery technology that allows the rapid yet tightly controlled transport of medication through the skin using a process called iontophoresis. As a result, in NP101 clinical trials there was a low incidence of triptan sensations that include chest tightness, flushing and feelings of pressure and numbness.

About Migraine and Migraine-Related Nausea and Vomiting

Migraine is a neurological disorder that affects approximately 30 million adults in the U.S.(1) In addition to a headache pain, most migraine patients suffer from one or more significant gastrointestinal problems, including nausea, vomiting, and gastroparesis. Approximately eight million diagnosed migraine sufferers experience MRN in greater than 50 percent of their migraines.(2) These frequent-MRN sufferers are less likely to achieve headache relief with oral triptans(2),(3) and are less satisfied with their current migraine medications.(4) They experience more medication-related interference in several aspects of life, including their ability to work and spend time with family.(4) These patients also generate increased direct medical costs as a result of their five-fold increase in emergency room and urgent care visits and eight-fold increase in overnight hospital stay costs.(5) In addition, approximately 3.4 million diagnosed migraine patients vomit during a majority of their migraines, while approximately 1.5 million patients vomit during every migraine.(1),(6) Some migraine patients also experience gastroparesis, which may affect a patient’s response to oral medications.(7)

About NuPathe

NuPathe Inc. is a specialty pharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two proprietary product candidates based on its LAD™, or Long-Acting Delivery, biodegradable implant technology that allows delivery of therapeutic levels of medication over a period of months with a single dose. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is being developed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is being developed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic. NuPathe is actively seeking partnerships to maximize the commercial potential for our pipeline products in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website and our blog at www.nupathe.com. You can also follow us on StockTwits (stocktwits.nupathe.com),

Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: timing of the completion of the FDA’s review of our NDA for NP101 and the potential launch of NP101; the potential benefits of, and commercial opportunity for, NP101; the scope and duration of patent protection to be afforded by the referenced patents; and the sufficiency of our cash and cash equivalents to fund debt service and interest obligations and continue operations until the end of the third quarter of 2012.

Forward-looking statements are based upon our current expectations, plans and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially and adversely from those indicated by such statements including, among others: our ability to obtain additional capital on a timely basis and on agreeable terms to continue as a going concern; the consequences of failing to obtain additional capital on a timely basis including, without limitation, the ability of the lenders under our amended term loan facility to proceed against the collateral granted thereunder upon an event of default, the breach or termination of agreements pursuant to which we license valuable intellectual property rights, and the need to pursue a plan to license or sell our assets and/or seek bankruptcy protection; the adequacy of the activities undertaken to address the issues raised by the FDA in the CRL; the extent to which the FDA may request or require us to provide additional information, undertake additional studies or redesign NP101; varying interpretation of study data; risks and uncertainties relating to intellectual property; and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, under the caption “Risk Factors” and elsewhere in such report, which is available on our website at www.nupathe.com in the “Investor Relations — SEC

Filings” section. While we may update certain forward-looking statements and Risk factors from time to time, we specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

References

(1)         Lipton, R. Prevalence and Burden of Migraine in the United States: Data from the American Migraine Study II. Headache 2001 41:646-657 and US Census data (2010).

(2)         Diener et al. Predicting the response to sumatriptan, the sumatriptan naratriptan aggregate database. Neurology 2004;63:520—524.

(3)         Diener et al. Identification of negative predictors of pain-free response to triptans: analysis of the eletriptan database. Cephalalgia 2007, 28, 35—40.

(4)         Lipton, R. Data presented at the 53rd Annual Scientific Meeting of the American Headache Society (AHS), June 2011.

(5)         Lipton et al. Data presented at the Academy of Managed Care Pharmacy’s 2011 Educational Conference, October 2011.

(6)         Silberstein, S. Migraine symptoms: results of a survey of self-reported migraineurs. Headache 1995;35:387-396.

(7)         Ferrari et al. Oral triptans (serotonin 5-HT1B/1D agonists) in acute migraine treatment: a meta-analysis of 53 trials. Lancet 2001; 358: 1668—75.

Contact Information:

Investor Contacts

John Woolford

Westwicke Partners, LLC

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President & Chief Financial Officer

NuPathe Inc.

(484) 567-0130

Media Contact

Jennifer Guinan

Sage Strategic Marketing

(610) 410-8111

jennifer@sagestrat.com

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NUPATHE INC.

(A Development-Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating expenses:
Research and development	$3,359	$3,703	$6,813	$5,277
Selling, general and administrative	2,420	2,530	4,807	4,500
Total operating expenses	5,779	6,233	11,620	9,777
Loss from operations	(5,779)	(6,233)	(11,620)	(9,777)
Interest income	6	17	16	42
Interest expense	(395)	(249)	(848)	(452)
Net loss	$(6,168)	$(6,465)	$(12,452)	$(10,187)
Basic and diluted net loss per common share	$(0.42)	$(0.44)	(0.85)	$(0.70)
Weighted average basic and diluted common shares outstanding	14,736,809	14,561,519	14,734,696	14,557,655

NUPATHE INC.

(A Development-Stage Company)

Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011

Cash and cash equivalents	$7,450	$23,059
Working capital	(4,932)	10,995
Total assets	15,203	30,849
Long-term debt	1,370	5,481
Total stockholders’ equity	1,281	12,971